UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2021

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390
Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

(781) 357-2333

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	PULM	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

On December 15, 2021, Pulmatrix, Inc. (“Pulmatrix” or the “Company”) filed a Form 8-K (the “Original Form 8-K”) reporting under Item 1.01, a registered direct offering. This Amendment No. 1 amends and restates the Original Form 8-K to reflect that the offer and sale of the Placement Agent Warrants (as defined below) and the shares underlying the Placement Agent Warrants are registered on the Company’s registration statement on Form S-3 (File No. 333-256502), file the Engagement Letter (as defined below) under Item 9.01 and reflect that the company filed a certificate of correction to the Certificate of Designations (as defined below).

Item 1.01 Entry Into a Material Definitive Agreement

On December 15, 2021, Pulmatrix, Inc. (“Pulmatrix” or the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a registered direct offering (the “Offering”) (i) 6,745.0008 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and (ii) 5,620,834 warrants (the “Common Warrants”) to purchase an aggregate of 5,620,834 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The shares of Preferred Stock will have a stated value of $1,000 per share and are convertible into an aggregate of 11,241,668 shares of Common Stock at an initial conversion price of $0.60 per share at any time after the original issuance date. The Company expects to receive aggregate gross proceeds from the Offering of approximately $6.75 million before deducting the placement agent’s fees and the Company’s Offering expenses. The Company currently intends to use these net proceeds for general corporate and working capital purposes. The Offering is expected to close on or about December 17, 2021, subject to satisfaction of customary closing conditions.

In connection with the Offering and in accordance with the Purchase Agreement, the Company plans to call a special meeting (the “Special Meeting”) of stockholders to consider a proposal (the “Proposal”) to seek shareholder approval for an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split (the “Reverse Stock Split”) with respect to the Company’s issued and outstanding Common Stock, including stock held by the Company as treasury shares, a ratio of 1-for-2 to 1-for-20. The Investors have agreed in the Purchase Agreement to vote the shares of Preferred Stock purchased in the Offering in favor of the Proposal and any proposal to reduce the outstanding shares of Common Stock.

Pursuant to the Purchase Agreement, the Company has filed a certificate of designation (as modified by a Certificate of Correction, the “Certificate of Designation”) with the Secretary of State of Delaware designating the rights, preferences and limitations of the shares of Preferred Stock. The Certificate of Designation provides, in particular, for a series of 6,746 shares and that the Preferred Stock will have no voting rights, other than the right to vote as a class on certain matters, except that each share of Preferred Stock will be entitled to 5,000 votes per share of Common Stock underlying the Preferred on the Proposal.

The holder of Preferred Stock will be entitled to dividends, on an as-if converted basis, equal to dividends actually paid, if any, on shares of Common Stock. The Preferred Stock is convertible into shares of Common Stock at a rate of $0.60 per share. The conversion price can be adjusted pursuant to the Certificate of Designation for stock dividends and stock splits, subsequent rights offerings, pro rata distributions of dividends or the occurrence of a fundamental transaction (as defined in the Certificate of Designation). The Preferred Stock can be converted at the option of the holder at any time after the Company has received stockholder approval for the amendment to increase its authorized shares of Common Stock. In addition, following the receipt of stockholder approval for such amendment effecting the Reverse Stock Split, and subject to the satisfaction of certain conditions, the Company can cause the holders of the Preferred Stock to convert their shares of Preferred Stock; provided, that shares of Preferred Stock cannot be converted to Common Stock if the holder would beneficially own in excess of 4.99%, or, upon election by the holder prior to the issuance of any shares of Preferred Stock, 9.99% of the Company’s outstanding Common Stock.

The Common Warrants will have an exercise price of $0.70 per share, will become exercisable six months following the date of issuance, and will expire 5 years following the initial exercise date. The exercise price and the number of shares of Common Stock issuable upon exercise of each Common Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In addition, in certain circumstances, upon a fundamental transaction, a holder of Common Warrants will be entitled to receive, upon exercise of the Common Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Common Warrants immediately prior to the fundamental transaction.

The Company may not effect the exercise of certain Common Warrants, and the applicable holder will not be entitled to exercise any portion of any such Common Warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the holder of such Common Warrant (together with its affiliates) to exceed 4.99%, or 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such Common Warrants.

Pursuant to an engagement letter (the “Engagement Letter”) the Company entered with H.C. Wainwright & Co., LLC (the “Placement Agent”) on December 3, 2021, the Placement Agent agreed to serve as the exclusive placement agent for the Company, on a reasonable best efforts basis, in connection with the offering. The Company agreed to pay the Placement Agent an aggregate cash fee equal to 7.0% of the gross proceeds received in the offering. In addition, the Company has agreed to grant to the Placement Agent or its designees warrants to purchase up to 730,708 shares of Common Stock at an exercise price of $0.75 per share (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable six months following the date issuance and will have a term of five years from the commencement of the sales pursuant to the offering. A holder of a Placement Agent Warrant will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%. The Company will also pay the Placement Agent $25,000 for non-accountable expenses and $50,000 fees and expenses of legal counsel and other out-of-pocket expenses in connection with this offering.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the Securities and Exchange Commission (the “SEC”).

The foregoing description of the Purchase Agreement, Engagement Letter, Common Warrants, Placement Agent Warrants and the Certificate of Designation do not purport to be complete and are qualified in their entirety by reference to the full text of the form of Purchase Agreement, Engagement Letter, Common Warrants, Placement Agent Warrants and Certificate of Designation which are filed as Exhibits 10.1, 10.2, 4.1, 4.2 and 3.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth under Item 1.01 with respect to the Series A Convertible Preferred Stock is incorporated herein by reference. In connection with Offering described under Item 1.01 above, on December 15, 2021 the Company filed with the Secretary of State of the State of Delaware the Certificate of Designation, which became effective on such date.

On December 16, 2021, the Company filed a certificate of correction to the Certificate of Designation (the “Certificate of Correction”) with the Secretary of State of the State of Delaware to correct a typographical error related to the number of authorized shares of Preferred Stock. Apart from the foregoing correction, no changes were made to the Certificate of Designation.

The foregoing description of the Certificate of Correction is qualified in its entirety by reference to the full text of the Certificate of Correction, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed December 15, 2021.
3.2	Certificate of Correction to the Certificate of Designation, filed December 16, 2021.
4.1	Form of Common Stock Purchase Warrant.
4.2	Form of Placement Agent Warrant.
10.1	Form of Securities Purchase Agreement, dated December 15, 2021 by and between Pulmatrix, Inc. and the purchasers party thereto.
10.2	Engagement Letter, dated December 3, 2021, by and between Pulmatrix, Inc. and H.C. Wainwright & Co, LLC.
99.1	Press release, dated December 15, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Additional Information and Where to Find It

The Reverse Stock Split proposal described above will be submitted to Pulmatrix’s stockholders for their consideration. The Company intends to file a proxy statement (the “Proxy Statement”) that will be sent to all holders of record of Pulmatrix’s Common Stock and Preferred Stock in connection with the Reverse Stock Split. This press release does not contain all the information that should be considered concerning the Reverse Stock Split and is not intended to form the basis of any investment decision or any other decision in respect of the Reverse Stock Split. Pulmatrix’s stockholders and other interested persons are advised to read, when available, the preliminary Proxy Statement and the amendments thereto and the definitive Proxy Statement and other documents filed in connection with the Reverse Stock Split, as these materials will contain important information about Pulmatrix and the Reverse Stock Split. When available, the definitive Proxy Statement and other relevant materials for the proposed Reverse Stock Split will be mailed to stockholders of Pulmatrix as of a record date to be established for voting on the Reverse Stock Split. Pulmatrix stockholders will also be able to obtain copies of the preliminary Proxy Statement, the definitive Proxy Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Pulmatrix’s corporate secretary at Pulmatrix, Inc., 99 Hayden Avenue, Suite 390, Lexington, Massachusetts 02421; telephone number (781) 357-2333.

Participants in Solicitation

Pulmatrix and its directors and executive officers may be deemed participants in the solicitation of proxies from Pulmatrix’s stockholders with respect to the proposed Reverse Stock Split. A list of the names of those directors and executive officers and a description of their interests in Pulmatrix is contained in Pulmatrix’s definitive proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov. To the extent such holdings of Pulmatrix’s securities may have changed since that time, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants will be contained in the Proxy Statement for the proposed Reverse Stock Split when available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: December 17, 2021	By:	/s/ Teofilo Raad
Teofilo Raad
Chief Executive Officer